UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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KENNEDY-WILSON HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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KENNEDY-WILSON HOLDINGS, INC.
9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 20, 2013
TO THE STOCKHOLDERS OF KENNEDY-WILSON HOLDINGS, INC.:
The Annual Meeting of the Stockholders of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), will be held on June 20, 2013, at 9:00 a.m. Pacific Time (the “Annual Meeting”), at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California for the following purposes:
1.    To elect two (2) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified;
2.    To ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2013 fiscal year; and
3.    To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.
Stockholders of record of the Company’s Common Stock at the close of business on April 29, 2013 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
To obtain directions to attend the Annual Meeting and vote in person, please contact Christina Cha at (310) 887-6294.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 20, 2013.
Full copies of the proxy statement, the proxy card and the annual report are available on the Internet at www.kennedywilson.com/investor-relations. Stockholders will receive a full set of these materials through the mail from us or from their brokers.
By Order of the Board of Directors,

/s/ William McMorrow
William McMorrow
Chairman of the Board and Chief Executive Officer
Dated: April 30, 2013

KENNEDY-WILSON HOLDINGS, INC.
9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
PROXY STATEMENT
for
Annual Meeting of Stockholders
to be held on June 20, 2013
INTRODUCTION
Your proxy is solicited by the Board of Directors of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), for use at the Annual Meeting of Stockholders to be held on June 20, 2013, at 9:00 a.m. Pacific Time (the “Annual Meeting”), at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California for the following purposes:

1.	To elect two (2) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2013 fiscal year; and

3.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.
The Board of Directors set April 29, 2013, as the record date (the “Record Date”) to determine those holders of Common Stock who are entitled to notice of, and to vote at, the Annual Meeting. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s office at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California during the 10-day period preceding the Annual Meeting.
All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly, or follow the instructions contained in this proxy statement. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. If you received this proxy statement in the mail, a return envelope is enclosed for your convenience.
First sent to stockholders on or about May 8, 2013

GENERAL INFORMATION ABOUT VOTING
Who can vote?
You can vote your shares of Common Stock if our records show that you owned the shares on the Record Date. As of the close of business on the Record Date, a total of 74,117,598 shares of Common Stock are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on matters presented at the Annual Meeting.
How do I vote by proxy?
You may vote by proxy by simply completing, signing and returning your proxy card. If you hold your shares in street name, you may also vote by proxy over the Internet or by telephone.
What is the difference between a “Holder of Record” and a “Beneficial Owner of Shares Held in Street Name?”
Holder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Co. (“Continental”), which includes shares you might hold by virtue of your participation in the Company’s employee equity plan, you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this proxy statement, our Annual Report, and a proxy card from the Company via Continental.
Beneficial Owner of Shares in “Street Name.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in “street name”. The organization holding your account is considered the holder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received this proxy statement, our Annual Report, and a vote instruction form from that organization.
If I am a stockholder of record, how do I cast my vote?
If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. Stockholders of record may also vote via the Internet as set forth on the proxy card. Stockholders of record may not vote by telephone.
If you do not wish to vote in person or via the Internet, you may vote by proxy. You may vote by proxy using the enclosed proxy card. Please complete, sign and date your proxy card and return it promptly in the envelope provided.
If I hold my shares in street name, how do I cast my vote?
Many of our stockholders who hold their shares in street name through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the Internet. These stockholders should review and follow the voting instructions forwarded by their nominee.
You also may vote your shares at the Annual Meeting if you attend in person. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your nominee.
What if other matters come up at the Annual Meeting?
The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.
Can I change or revoke my vote after I return my proxy card?
Yes. You can revoke your proxy at any time before it is exercised at the Annual Meeting in any of three ways:
•by submitting written notice revoking your proxy card to the Secretary of the Company;
•    by submitting another proxy that is later dated and, if by mail, that is properly signed; or
•    by voting in person at the Annual Meeting.

Can I vote in person at the Annual Meeting rather than by completing the proxy card?
Although we encourage you to vote by proxy to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.
How are votes counted?
We will hold the Annual Meeting if holders representing a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting either submit a proxy or attend the meeting. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.
The election of directors under Proposal 1 will be by the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
Proposal 2 will be approved upon the vote of a majority of shares present in person or represented by proxy at the meeting. Abstentions, with respect to Proposal 2, will have the effect of a vote “AGAINST” such proposal.
Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Brokers holding shares of the Common Stock in street name who do not receive instructions from the beneficial owners of those shares are entitled to vote on “routine” proposals. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2013 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. The election of directors (Proposal No. 1) is considered a non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1.
Who pays for this proxy solicitation?
We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, by fax, by email, or in person. None of these employees will receive any extra compensation for doing this. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to stockholders.
What am I voting on?
Proposal No. 1: To elect two (2) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified.
Proposal No. 2: To ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2013 fiscal year.
OUTSTANDING SHARES AND VOTING RIGHTS
Stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof, are stockholders of record at the close of business on the Record Date. Persons who are not stockholders of record on the Record Date will not be allowed to vote at the Annual Meeting. At the close of business on the Record Date there were 74,117,598 shares of Common Stock issued and outstanding. We have issued no other voting securities as of the Record Date. Each share of Common Stock entitles the holder thereof to one (1) vote on each matter to be voted upon at the Annual Meeting. Holders of Common Stock are not entitled to cumulate their votes for the election of directors.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
Only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report or this proxy statement, please notify the Company by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. The Company’s telephone number is (310) 887-6400. Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify the Company in writing or orally at the above provided address or telephone number and request that the Company deliver a single copy of these materials.
SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding beneficial ownership of Common Stock as of April 29, 2013 by (i) each person known to us to own beneficially more than 5% of our Common Stock; (ii) each of our directors and director nominees and each of our named executive officers; and (iii) all executive officers and directors as a group. Unless otherwise indicated: (a) the business address for all of the executive officers, director nominees and directors identified below is c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212 and (b) each beneficial owner has sole voting and dispositive power with respect to all of the reported shares of Common Stock beneficially owned by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Stock(1)
5% Stockholders:
Fairfax Financial Holdings Limited and affiliates (2)	11,500,074		15.5%
Royce & Associates, LLC (3)	4,679,104		6.3%
Elkhorn Partners Limited Partnership (4)	3,655,400		4.9%
Fidelity Management & Research Company (5)	8,852,301		11.9%
Named Executive Officers, Directors and Director Nominees:
William J. McMorrow	14,040,079	(6)	18.9%
Mary Ricks	1,634,935		2.2%
Freeman A. Lyle	493,577		*
Barry S. Schlesinger	457,959		*
Matt Windisch	307,204		*
Justin Enbody	78,500		*
David A. Minella	3,557,127		4.8%
Kent Mouton	256,942		*
Jerry R. Solomon (7)	75,337		*
Norman Creighton	255,574		*
Cathy Hendrickson	32,694		*
Stanley R. Zax	125,000		*
All executive officers and directors as a group (12 persons)	21,314,928		28.8%
—————
*Less than 1%

(1)
Amount and applicable percentage of ownership is based on 74,117,598 shares of the Company’s Common Stock and unvested shares of restricted stock that were outstanding on April 29, 2013. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and dispositive power with respect to shares, subject to applicable community property laws.

(2)
The beneficial owners held 400,000 shares of Common Stock and an aggregate of 100,000 shares of Series A Preferred Stock and 32,550 shares of Series B Preferred Stock convertible into a total of 11,100,074 shares of Common Stock. Odyssey America Reinsurance Company is deemed to have voting and dispositive power with respect to the 400,000 shares of the Common Stock. The Series A and Series B Preferred Stock currently do not provide for any voting or management rights. Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited and 810679 Ontario Limited are deemed to share voting and dispositive power with respect to 11,100,074 shares of Common Stock based upon the conversion of 100,000 shares of Series A Preferred Stock and 32,550 shares of Series B Preferred Stock. Odyssey America Reinsurance Corporation is deemed to share voting and dispositive power with respect to 6,555,503 shares of Common Stock based upon the conversion of 55,200 shares of Series A Preferred Stock and 22,550 shares of Series B Preferred Stock. The address of Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited and 810679 Ontario Limited is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7, Canada. The address of Sixty Two Investment Company Limited is 1600 Cathedral Place, 925 West Georgia St, Vancouver, British Columbia V6C 3L3, Canada. The address of Odyssey America Reinsurance Corporation is 300 First Stamford Place, Stamford, CT 06902. The information contained herein is based solely upon a Schedule 13D/A filed with the SEC on June 21, 2011.

(3)	The address of the holder is 745 Fifth Avenue, New York, NY 10151. The information contained herein is based solely upon a Schedule 13 G/A filed with the SEC on January 3, 2013.

(4)
The address of the holder is 2222 Skyline Drive, Elkhorn, Nebraska 68022. The sole general partner of the holder is Parsow Management LLC (the “General Partner”). Alan S. Parsow is the sole manager of the General Partner. The information contained herein is based solely upon a Schedule 13 D filed with the SEC on November 12, 2010.

(5)
The address of the holder is 82 Devonshire Street, Boston, Massachusetts 02109. The holder is a wholly owned subsidiary of FMR LLC. The ownership of one investment company, Fidelity Value Fund, amounted to 5,044,849 shares. Fidelity Value Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on February 14, 2013.

(6)
Includes 90,851 shares of Common Stock beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife, and 452,821 shares of Common Stock beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son.

(7)
Includes 49,101 shares of Common Stock held by the Solomon Family Trust, of which Mr. Solomon and his spouse, Anna Solomon, are trustees. In their capacity as trustees, Mr. and Mrs. Solomon have shared voting and dispositive power with respect to all the shares owned by the Solomon Family Trust.

Equity Compensation Plan Information
The following table provides information as of December 31, 2012 regarding shares outstanding and available for issuance under our Amended and Restated 2009 Equity Participation Plan:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options	Weighted Average Price of Outstanding Stock Options	Number of Shares to be Issued Upon Vesting of Restricted Stock Awards	Number of Shares Available for Future Issuance
Equity compensation plans approved by our stockholders	—	N/A	4,229,964	—

PROPOSAL 1
ELECTION OF DIRECTORS
The Company has a classified Board of Directors which is divided into three classes, with each class elected for a term of three years. Each class of the Board of Directors is set forth below:
•    Cathy Hendrickson and Stanley R. Zax in the class to stand for election in 2013;
•    Jerry Solomon and David A. Minella in the class to stand for election in 2014; and
•    William J. McMorrow, Kent Mouton and Norman Creighton in the class to stand for election in 2015.
At this year’s Annual Meeting, two directors are to be elected. The nominees for election at the Annual Meeting are Cathy Hendrickson and Stanley R. Zax, who were nominated by our Board of Directors. The enclosed proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting in the year 2016, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.
DIRECTORS AND EXECUTIVE OFFICERS
Set forth below is the name, age (as of April 29, 2013) and title of each director, director nominee and executive officer of the Company followed by a summary of each director’s, director nominee’s and executive officer’s background and principal occupations. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” refer to Kennedy-Wilson, Inc. prior to, and Kennedy-Wilson Holdings, Inc. subsequent to, the closing of the merger between Prospect Acquisition Corp. and Kennedy-Wilson, Inc., which was consummated on November 13, 2009.

Name	Age	Position
William J. McMorrow	66	Chairman and Chief Executive Officer
Justin Enbody	32	Chief Financial Officer
Mary Ricks	48	President and CEO, Kennedy Wilson Europe
Barry S. Schlesinger	72	Chief Administrative Officer
Matt Windisch	33	Executive Vice President
Kent Mouton	59	Director and General Counsel
David A. Minella(1)	60	Director
Jerry R. Solomon	62	Director
Norman Creighton(1)	77	Director
Cathy Hendrickson(1)	66	Director
Stanley R. Zax	75	Director
—————

(1)	Serves on the Audit Committee, Nominations Committee and Compensation Committee.
William J. McMorrow—Chairman and Chief Executive Officer. Mr. McMorrow joined the Company in 1988 and has been Chairman and Chief Executive Officer of the Company since 1988. Mr. McMorrow is the architect of the Company’s expansion into real estate brokerage, property management and investment services. In addition to his real estate experience, Mr. McMorrow has more than 17 years of banking experience. Prior to joining the Company, he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bancorp and also has held senior positions with a variety of financial services companies, including eight years as a Senior Vice President of Fidelity Bank. He received a B.S. in Business and an M.B.A. from the University of Southern California. Mr. McMorrow is on the Executive Board of the USC Lusk Center for Real Estate and is involved in numerous charities in Southern California, including Chrysalis, the Rape Treatment Center, the Village School and Loyola High School. Mr. McMorrow was selected to serve as a member of our Board of Directors because of his significant achievements with, and intimate knowledge of, the Company and his extensive experience in banking and real estate.
Justin Enbody—Chief Financial Officer. Justin Enbody is Chief Financial Officer of the Company. He was named Chief Financial Officer of the Company effective as of April 9, 2012. He is responsible for all aspects of finance and accounting for the Company, including treasury, SEC and NYSE compliance, strategic planning, financial reporting, risk management and taxes. He also serves on the Investment Committee, which evaluates and approves all of the Company’s investments. Mr. Enbody joined the Company in September 2009 and was the Company’s Controller before becoming Chief Financial Officer. Prior to joining the Company, Mr. Enbody was a Vice President with RAFS Inc., an independent financial consulting company which he joined in 2004. Prior to RAFS Inc., Mr. Enbody was a senior associate with KPMG LLP. Mr. Enbody received his Bachelor of Arts from the University of California at Santa Barbara.
Mary Ricks—President and CEO, Kennedy Wilson Europe. Mary Ricks is president and CEO of Kennedy Wilson Europe.  She joined Kennedy Wilson in 1990 and previously headed Kennedy Wilson's Commercial Investment Group.  Kennedy Wilson Europe was established in 2011 and now has offices in Dublin, London and Madrid with a team of more than 40 professionals.  In its first 15 months in Europe, Kennedy Wilson completed one of the largest European loan acquisitions in the current economic cycle in addition to acquiring a 210-unit apartment building in Dublin, a Class A office building in Dublin and a €360 million Irish loan portfolio. Kennedy Wilson currently has assets with an estimated value of approximately $3.9 billion under management in Europe.  Prior to joining Kennedy Wilson, Ms. Ricks was a commercial broker at the Hanes Company.  She has been named by the L.A. Business Journal as one of the top women in commercial real estate and was featured on the covers of Forum Magazine and Real Estate California recognizing women at the top of the field.  She received a B.A. in Sociology from UCLA, where she was an All-American athlete.  Ms. Ricks is a founding board member of the Richard S. Ziman Center for Real Estate at UCLA.
Barry S. Schlesinger—Chief Administrative Officer. Mr. Schlesinger is responsible for the Company’s administrative operating functions, including finance and accounting, SEC and NYSE compliance and fund activity. Mr. Schlesinger is also a member of the Company’s Investment Committee, which reviews and approves all investments made by the Company. Mr. Schlesinger was formerly CEO of the Company’s Fund Management Group, which he founded in 2000. The Fund Management Group has sponsored and manages six real estate investment funds, the investors of which include pension funds, foundations, insurance companies and institutional investors. Prior to this position, he was CEO of Kennedy Wilson Properties, which provides national real estate management, leasing, engineering, construction and technical services. Before joining the Company, Mr. Schlesinger was associated with Heitman Financial Ltd. as a director, member of the Investment Committee and chairman and CEO of Heitman Properties Ltd. During this period, Mr. Schlesinger was involved in the acquisition, management, leasing, construction management and engineering of approximately 200 million square feet of office, industrial, retail and multifamily properties valued at more than $12 billion. Mr. Schlesinger also previously worked with Tishman Realty and Construction and was involved with the development of the ten million square foot World Trade Center, the 100-story John Hancock Building and many other major developments throughout North America. With the rank of Captain, Mr. Schlesinger served in the U.S. military, commanding a Combat Engineering Company. He is a graduate of the New York University College of Engineering and the U.S. Army Engineering School (Civil and Nuclear).
Matt Windisch—Executive Vice President. Mr. Windisch is Executive Vice President of the Company. He joined the Company in 2006 and heads the Company’s U.S. note business, its research subsidiary and its real estate activities in Japan. In addition, Mr. Windisch leads the Company’s corporate and transaction capital raising, strategic planning and acquisitions analysis activities. He is also responsible for maintaining the Company’s key investor and banking relationships. Mr. Windisch serves on the boards of the Company’s subsidiaries in Ireland and Japan. He serves as co-chairman of the Company’s Investment Committee, which evaluates and approves all of the Company’s investments. Prior to joining the Company, Mr. Windisch was an associate at JP Morgan Chase, where he held positions in investment banking, strategy and risk management. Mr. Windisch received a B.B.A. in Finance and Accounting from Emory University and an M.B.A. from UCLA’s Anderson School of Management.
Kent Mouton—Director and General Counsel. Mr. Mouton joined the Company in 2011 as the Company’s General Counsel and Chief Compliance Officer for the Company’s registered investment adviser – KW Investment Adviser, LLC. As General Counsel, Mr. Mouton oversees all legal affairs of the Company and participates in corporate compliance and risk management oversight. Mr. Mouton has served as a director of the Company since 1995. Prior to joining the Company, Mr. Mouton was a co-owner and managing partner of Kulik, Gottesman, Mouton & Siegel LLP, a real estate, business and entertainment law firm in Los Angeles. His practice included negotiating, structuring and documenting transactions in commercial real estate acquisitions and dispositions, financing, joint ventures and syndications, leasing and development and general corporate matters. Mr. Mouton graduated from the University of California, Los Angeles with a Bachelor of Arts degree in Economics (Summa Cum Laude, Phi Beta Kappa and Dean's List) and received his law degree from the University of California, Los Angeles in 1978. Mr. Mouton is a member of the bar associations of the State of California and Los Angeles County and was an adjunct professor of real estate law at UCLA Extension for 27 years. In 2012, the Los Angeles Daily Journal named Mr. Mouton as one of the top 30 real estate lawyers in the State of California. Mr. Mouton was selected to serve as a member of our Board of Directors because of his experience and knowledge relating to the legal and financial aspects of real estate investment and his significant experience in public and private company advisory and governance activities.

David A. Minella—Director. Mr. Minella is currently the CEO of Aligned Asset Managers LLC (“Aligned”), a financial services holding company investing in the asset management industry sponsored by GTCR. Aligned’s first acquisition was a majority interest in The Townsend Group based in Cleveland, OH. Mr. Minella served as Prospect Acquisition Corp’s. Chairman and Chief Executive Officer from its inception in July 2007 through November 2009 and has served as a director of the Company since November 2007. Between 1997 and March 2007, Mr. Minella served as the Chief Executive Officer and a director of Value Asset Management LLC (“VAM”), a strategic investment management holding company. At VAM, Mr. Minella was responsible for its overall business strategy, acquisitions and financial results. Under Mr. Minella’s leadership, VAM acquired a controlling interest in five separate investment management firms: Dalton Hartman Greiner and Maher, New York, NY; Harris Bretall Sullivan and Smith, San Francisco, CA; Hillview Capital Advisors, LLC, New York, NY; Grosvenor Capital Management LP, Chicago IL; and MDT Advisers LLC, Cambridge, MA. All of the original acquisitions have been sold. From 1995 to 1997, Mr. Minella was the President and Chief Executive Officer of the asset management division of Liechtenstein Global Trust, or LGT, a wealth and asset management firm, where he was responsible for the overall business strategy and financial results. During Mr. Minella’s tenure as LGT’s Chief Executive Officer, he also led LGT’s acquisition of Chancellor Capital Management, a large United States equity investment firm. Mr. Minella originally joined the LGT group in 1987 as the head of its United States subsidiaries, GT Capital Management and GT Global. Mr. Minella established its United States mutual fund business through the broker-dealer community, reestablished LGT’s institutional separate account capabilities, and developed the firm’s global equity sector expertise. Mr. Minella is a member of the Executive Council at Bunker Hill Capital Management, a private equity firm in Boston, Massachusetts, the former Chairman of the board of directors of MDT Advisers LLC and a former board member of the Investment Company Institute. Mr. Minella holds a B.S. in accounting from Bentley College. Mr. Minella was selected to serve as a member of our Board of Directors because of his significant financial industry experience, particularly relating to investment strategies and asset management.
Jerry R. Solomon—Director. Mr. Solomon has served as a director of the Company since 2001. Mr. Solomon received both his B.S. Degree in accounting (1973) and an M.B.A. (1974) from UC Berkeley. Throughout college and following graduation, he worked in the tax department of JK Lasser & Company that later became Touche Ross & Company. After leaving JK Lasser, Mr. Solomon joined a large local CPA firm where he became the partner in charge of the comprehensive business services department as well as the administrative partner in charge of 7 partners and 80 staff. In 1988 he formed Solomon & Company CPA’s Inc. that later merged with Harold G. Winnett and the firm was renamed Solomon, Winnett & Rosenfield Certified Public Accountants, Inc. Mr. Solomon’s practice areas of expertise include both real estate industry and service industries. He consults frequently with high net worth individuals and families in tax and transactional planning. Mr. Solomon was selected to serve as a member of our Board of Directors because of his significant experience in the public accounting profession, particularly in the real estate and services industries, and with public and private company advisory and governance activities.
Norman Creighton—Director. Mr. Creighton has served as a director of the Company since 2004. From 1975 to 2001, Mr. Creighton was employed with Imperial Bank, serving as President and Chief Executive Officer from 1983 to 2001. During Mr. Creighton’s tenure with Imperial Bank, its assets increased from approximately $200 million in 1975 to approximately $7 billion in 2001. Prior to Imperial Bank, Mr. Creighton served as Regional Vice President for Southern Arizona of Great Western Bank from 1971 to 1974. From 1958 to 1971, Mr. Creighton was employed with Arizona Bank, including as Manager of the Tucson Headquarters. Mr. Creighton holds a B.S. in banking and finance from the University of Montana. Mr. Creighton was selected to serve as a member of our Board of Directors because of his extensive experience and knowledge of business, accounting and the banking industry.
Cathy Hendrickson—Director. Ms. Hendrickson has served as a director of the Company since 2004. Ms. Hendrickson has forty-three years of experience in commercial banking. From May of 1993 until September of 2010, Ms. Hendrickson served as President and Chief Executive Officer of Bay Cities National Bank. Ms. Hendrickson concurrently served as President and Chief Executive Officer of Peninsula Banking Group, Inc. and sat on the boards of Bay Cities National Bank, Peninsula Banking Group, and Community First Financial Group, Inc. Ms. Hendrickson was selected to serve as a member of our Board of Directors because of her extensive experience as a high level executive in the banking and financial industries.

Stanley R. Zax—Director. Mr. Zax has served as a director of the Company since 2010. Mr. Zax was the Chairman and CEO of Zenith National Insurance Corp. (“Zenith”), a company engaged in insurance and reinsurance, from l977 to 2012. Zenith, a NYSE listed company, was acquired by Fairfax Financial Holdings Limited in 2010. Currently, Mr. Zax serves as director of The Center for The Study of the Presidency and Congress in Washington, D.C., Prostate Cancer Foundation, and First Century Bank, Los Angeles. Mr. Zax started his career in 1961 as an associate and later a partner with the Chicago law firm Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as Vice President, General Counsel, Director and Secretary. His association with the insurance industry started in 1973, when he served as President and Chief Executive of Great American Insurance Company. He served as a Director of Wynn Resorts Ltd., a holding company of Wynn Las Vegas, and Wynn Macao from October 2002 to May 8, 2007, and Chairman of its Audit Committee. He served as a Non-Executive Director of Advent Capital (Holdings) Plc, London, England from 1999 to November 10, 2005. Mr. Zax earned a JD in 1961 and a BBA in 1958 from the University of Michigan at Ann Arbor.. Mr. Zax was selected serve as a member of our Board of Directors because of his extensive experience relating to the management and operations of public companies.
REQUIRED VOTE
Election of the directors requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum exists.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR SET FORTH HEREIN.

DIRECTOR INDEPENDENCE
Our Common Stock is listed on the New York Stock Exchange (“NYSE”). A majority of the members of our Board of Directors must be independent under Section 303A.01 of the listing standards of the NYSE. Section 303A.02 of the NYSE listing standards provides that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the listed company. Our Board of Directors has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in our Corporate Governance Guidelines which can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it:

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•
No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•
No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•
No director can be independent if he or she is receiving, or in the last three years has received, more than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•
No director can be independent if he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these independence standards and all of the relevant facts and circumstances, our Board of Directors determined that none of the following directors had any material relationship with the Company and, thus, are independent under Section 303A.02 of the listing standards of NYSE: Norman Creighton, Cathy Hendrickson, David Minella and Stanley R. Zax. In accordance with NYSE rules, a majority of our Board of Directors is independent.
BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT
The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, safety, employment, political and other risks. Risks are reported to the Board of Directors through the Company’s executive officers, who are responsible for the identification, assessment and management of the Company’s risks. The Board of Directors regularly discusses the risks reported by the Company’s executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.
Our Chief Executive Officer also serves as Chairman of our Board of Directors. Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director that is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer brings Company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which we believe is critical to effective governance. We do not currently have a lead independent director.

To efficiently oversee the Company’s risks, the committees of the Board of Directors are tasked with oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. The Nominating Committee oversees risks related to the effectiveness of the Board of Directors. The Compensation Committee oversees risks related to the Company’s executive compensation policies and practices.
MEETINGS OF THE BOARD OF DIRECTORS
In 2012, the Board of Directors held ten meetings and no director attended less than 75% of the aggregate number of meetings of the Board of Directors and any committee of which the director was a member. It is our policy to invite our directors and director nominees to attend our Annual Meetings. Six members of our Board of Directors attended our 2012 Annual Meeting.
BOARD COMMITTEES
Our Board of Directors has a Compensation Committee, a Nominating Committee and an Audit Committee.
Compensation Committee
The members of the Compensation Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. The Compensation Committee met six times during 2012. Each of the current members of the Compensation Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Compensation Committee operates under a written charter. The Compensation Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.
The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs.  The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers and, based on such evaluation, reviews and approves the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee may consult with the Chief Executive Officer regarding the amount or form of the compensation for the other executive officers. The Compensation Committee may also form and delegate responsibilities to subcommittees. The Compensation Committee also reviews and recommends to the full Board of Directors compensation of directors. The Compensation Committee administers our Amended and Restated 2009 Equity Participation Plan.
Nominating Committee
The purpose of the Nominating Committee is to, among other things, discharge the responsibilities of our Board of Directors relating to the appropriate size, functioning and needs of our Board of Directors, including, but not limited to, recruitment and retention of high quality board members and the composition and structure of committees of the Board of Directors. The Nominating Committee did not meet during 2012.
The members of the Nominating Committee are Cathy Hendrickson (chairman), Norman Creighton and David Minella. Each of the above-listed Nominating Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.
The Nominating Committee operates under a written charter. The Nominating Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.
The Nominating Committee will consider director candidates recommended by security holders based upon the policies set forth in the Nominating Committee charter. Stockholders who wish to recommend to the Nominating Committee a candidate for election should send a letter to Kennedy-Wilson Holdings, Inc., 9701 Wilshire Blvd., Suite 700, Beverly Hills, CA 90212, ATTN: Nominating Committee. The letter must set forth certain biographical information regarding the nominees as specified in the Nominating Committee charter. Recommendations by security holders must be received no later than thirty (30) days after the end of the Company’s fiscal year.
Candidates will be reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating Committee believes that the potential nominees must have, the Nominating Committee considers and evaluates each candidate based upon an assessment of certain criteria as set forth in the Nominating Committee charter. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating Committee does not have a formal procedure for identifying or evaluating director nominees except as set forth in the Nominating Committee charter. A potential director nominee recommended by a security holder will not be evaluated any differently than any other potential nominee. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.
Audit Committee
The Audit Committee operates under a written charter. The Audit Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.
The Audit Committee charter states that the responsibilities of the Audit Committee shall include, among other things, to assist the Board of Directors in monitoring (i) the integrity of the annual, quarterly and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee also reviews and approves all related-party transactions (defined as transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest) and prepares the report required by the rules of the Securities and Exchange Commission, or the SEC, to be included in the Company’s annual proxy statement.
Pursuant to its charter, the Audit Committee meets at least quarterly. The Audit Committee met five times during 2012. The Company does not limit the number of audit committees of other Companies on which its Audit Committee members can serve.
The members of the Audit Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. Each of the above-listed Audit Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.
Our Board of Directors has determined that we have at least one audit committee financial expert, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), serving on our Audit Committee. Norman Creighton is the “audit committee financial expert” and is an independent member of our Board of Directors.
REPORT OF THE AUDIT COMMITTEE(1)
The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the committee are “independent” as required by applicable listing standards of the NYSE. The Audit Committee operates pursuant to a charter that was approved by the Board of Directors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
In the performance of the oversight of the Company’s financial reporting process, the Audit Committee has reviewed and discussed the audited financial statements with management, the internal auditors and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Finally, the Audit Committee has received written disclosures and a letter from the independent auditors, as required by applicable requirements of the PCAOB, regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2012 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.
THE AUDIT COMMITTEE
Norman Creighton (Chairman)
Cathy Hendrickson
David Minella
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(1)
The material in the Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

EXECUTIVE SESSIONS
Under the NYSE listing company manual, our non-management directors are required to hold regular executive sessions. The chairperson of the executive sessions is Norman Creighton. Interested parties may communicate directly with the presiding director of the executive session or with the non-management directors as a group, by directing such written communication to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212.
PROCESS FOR SENDING COMMUNICATIONS TO THE BOARD OF DIRECTORS
The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors or any individual director must mail a communication addressed to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212. Any such communication must state the number of shares of Common Stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom communication is directed unless the communication is clearly of a marketing nature or is inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.
CODE OF ETHICS
Our Board of Directors has adopted a code of ethics that applies to our directors, officers and employees. A copy of the code of ethics can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our senior professionals are expected by our joint venture partners and permitted by us to co-invest with the Company on various equity investment vehicles, and we encourage our senior professionals to do so because we believe that investing in and alongside our equity investments further aligns the interests of our senior professionals with those of our equity investment partners and with our own. The opportunity to co-invest is available to all of the Company’s senior professionals and to certain of our employees and third party investors whom we have determined have a status that reasonably permits us to offer them these types of investment opportunities in compliance with applicable laws. These investments are generally less than 10% of the total equity of the underlying investment. Our senior professionals and qualified employees and third party investors co-invest in certain of our joint venture investments through unconsolidated pooled investment vehicles owned by such individuals. In certain instances, the owners of such pooled investment vehicles may be entitled to a portion of any carried interest generated by such investments.
Distributions greater than $120,000, including profits and return of capital, from our equity investments to our directors and executive officers (and their estate planning vehicles) were made to Messrs. McMorrow and Lyle and Ms. Ricks during 2012. Such distributions totaled $505,000, $171,000, and $144,000 for Messrs. McMorrow and Lyle and Ms. Ricks, respectively.
On May 21 and June 8, 2010, we issued an aggregate of 100,000 shares of Series A Preferred Stock to certain affiliates of Fairfax Financial Holdings Limited (“Fairfax”) for a purchase price of $1,000 per share or a total of $100,000,000. In addition, on August 11, 2010, we issued an aggregate of 32,550 shares of Series B Preferred Stock to certain affiliates of Fairfax for a purchase price of $1,000 per share or a total of $32,550,000. In connection with the offering of Series B Preferred Stock, Fairfax was given the right to designate one person to be elected to the Company’s Board of Directors. Mr. Zax is Fairfax’s Board Designee. In addition, from January 2012 to October 2012, Mr. Zax was the Non-Executive Chairman and President of Zenith National Insurance Corp., a subsidiary of Fairfax. Zenith National Insurance Corp. purchased 10,000 shares of Series A Preferred Stock in the offering. Additionally, we and Fairfax have eight joint venture investments together. As of December 31, 2012, Fairfax has contributed $449 million of capital to these eight joint ventures. On June 28, 2011 we entered into a securities purchase agreement with Fairfax and other third parties pursuant to which Fairfax purchased 400,000 shares of the Company’s common stock issued in a private placement at a price of $10.70 per share.
Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. received approximately $199,000 in income tax service fees for the year ended December 31, 2012. Jerry Solomon, our director, is a principal of Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. and holds a 20% interest in the firm.
Pursuant to its written charter, our audit committee must review and approve all related person transactions, which includes any transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest. In determining whether to approve a related person transaction, our audit committee will consider such matters as it deems appropriate under the circumstances. After considering these factors, our audit committee will decide whether the related person transaction is in our best interests and will approve or reject the transaction accordingly.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended December 31, 2012, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2012, we believe that, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner. Mr. Windisch became an executive officer on November 28, 2012 and filed a Form 3 with the SEC on April 15, 2013.
EXECUTIVE COMPENSATION
The following discussion sets forth certain information regarding our executive compensation. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to executive compensation refer to Kennedy-Wilson, Inc. and its subsidiaries prior to, and Kennedy-Wilson Holdings, Inc. and its subsidiaries subsequent to, the closing of the merger between the Company and Kennedy-Wilson, Inc., which was consummated on November 13, 2009.
Compensation Discussion and Analysis

I.	Executive Summary
We are an international real estate investment and services firm with 24 offices throughout the U.S., United Kingdom, Ireland, Spain and Japan. We offer a comprehensive array of real estate services including auction, conventional sales, property services and investment management. Through our fund management and separate account businesses, we are a strategic investor in real estate investments in the U.S., United Kingdom, Ireland and Japan. The objective of our executive compensation program is to pay our executive officers a competitive level of compensation that best reflects individual performance, overall responsibility to us, and our performance and the performance of our business units.
Pay for Performance
Pay for performance is an important component of our compensation philosophy. Consistent with this focus, our compensation program includes annual bonuses and long-term incentive compensation.
Under our annual bonus plan, we determine the overall size of our bonus pool based on an overall Company performance metric and then a portion of such pool is allocated to our executive officers based on their relative levels of contribution as determined by the Compensation Committee in its sole discretion. In 2012, our bonus pool was based on 15% of adjusted EBITDA, as discussed in detail below in the section entitled “Elements of Compensation—Annual Bonus.”
Pursuant to our long-term incentive program, we provide periodic grants to our executive officers, including grants of performance-based restricted stock in 2009 – 2011 and 2012.
During 2012, the Company focused on growing its investments in high quality assets that produce recurring operating distributions while maintaining appropriate leverage levels. The Company also focused on continued growth in its international operations through strategic acquisitions of investments sourced from financial institutions as they continue the deleveraging process in the European banking system. Accomplishments for 2012 included, among other things, the following:
Investment Business

•	Investment Account

•
As of December 31, 2012, our investment account (Kennedy Wilson's equity in real estate, joint ventures, loan investments and marketable securities, less mortgage debt) increased by 42% to $828.3 million from $582.8 million at December 31, 2011. The Company’s investment account is primarily accounted for at depreciated cost less distributions.

•
As of December 31, 2012, the Company and its equity partners owned 16.1 million rentable square feet of real estate, including 14,764 apartment units and 30 commercial properties. In addition, as of December 31, 2012, the Company and its equity partners owned $2.2 billion in loans secured by real estate and over 3,300 acres of land.

•	2012 Operating Metrics

•	Our total shareholder return was 34.1% based on the appreciation in value of our stock price during 2012.

•	Our investments business achieved an Adjusted EBITDA of $88.5 million, a 68% increase from $52.7 million for 2011.

•
Multifamily rental revenues and net operating income increased by 3.6% and 5.9%, respectively, while percentage leased maintained at approximately 95%. Commercial real estate rental revenues, net operating income and occupancy increased by 9.9%, 13.2% and 5.1%, respectively.

•	2012 Acquisition/Disposition Program

•
The Company and its equity partners acquired $2.9 billion of real estate related investments. This includes $1.4 billion of real estate and $1.5 billion of loans secured by real estate in which we invested $206.1 million and $196.2 million, respectively.

•
The Company and its equity partners sold six multifamily properties (through property sales and sale of equity interest) for a total of $251.7 million, which resulted in a total gain of $33.7 million, of which the Company’s share was $10.1 million (on an equity investment of $20.7 million).

•	2012 Property Level Debt Financing

•
The Company and its equity partners completed approximately $928.7 million of property financings and re-financings at an average interest rate of 3.8% and a weighted average maturity of 6.0 years. During the year ended December 31, 2011, the Company and its equity partners completed approximately $1.6 billion of property financings and re-financings at an average interest rate of 4.2% and a weighted average maturity of 3.3 years.

•	UK Loan Pool

•
Our equity in this investment is $60.4 million, and we own 12.5% before carried interest. In December 2011, we and our equity partners acquired a loan pool secured by real estate located in the United Kingdom with an unpaid principal balance of $2.1 billion. As of December 31, 2012, the unpaid principal balance was $765.8 million due to loan resolutions of approximately $1.3 billion, representing 64% of the pool. The total debt incurred at the venture level at the time of purchase of these loans was $323.4 million with a maturity date of October 2014. As a result of the loan resolutions, the venture level debt has been paid down to $25.8 million as of December 31, 2012.

•	Japan Multifamily

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Our equity in this investment is $102.7 million, and we own 40.9% before carried interest. We maintained 96.4% occupancy in 50 apartment buildings with over 2,400 units. Since Fairfax Financial became our partner in the Japanese apartment portfolio in September 2010, we have distributed a total of $56.5 million, of which the Company’s share was $26.4 million.

2012 Services Business

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Management and leasing fees and commissions decreased by 7% to $53.3 million, compared to $57.1 million for 2011. These amounts include for 2012 and 2011 $4.4 million and $21.6 million, respectively, of acquisition fees related to the acquisition of the Bank of Ireland stock and the UK loan pool in 2011. Excluding the acquisition fees, the Company achieved a 38% increase in management and leasing fees and commissions for 2012.

•
Our services business achieved an EBITDA of $20.2 million, a 22% decrease from $25.7 million for 2011. Excluding the acquisition fees of $4.4 million and $21.6 million referred to above, the Company achieved a 282% increase in its services EBITDA for the year ended December 31, 2012 as compared to the same period in 2011.

Corporate Financing

•
In July 2012, the Company issued 8.6 million shares of common stock primarily to institutional investors, resulting in gross proceeds of $112.1 million, of which $40.0 million was used to pay off the outstanding balance on our line of credit.

Stockholder Interest Alignment
We believe that our long-term incentive compensation program is strongly aligned with the long-term interests of our stockholders. We have provided periodic grants of long-term incentives to our executive officers, including grants of performance-based restricted stock in 2009 – 2011 and 2012, in order to align compensation with stockholder interests by encouraging retention and long-term performance.
Good Governance
In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our stockholders, the Compensation Committee is comprised solely of independent directors, and the Compensation Committee retained an independent compensation consultant to provide it with advice on matters related to executive compensation and non-employee director remuneration.
We consider best practices in designing our executive compensation. Consistent with such best practices, we:
•    Do not provide supplemental retirement benefits to our executive officers;

•	Maintain incentive compensation plans that do not encourage undue risk taking and are intended to align executive rewards with annual and long-term performance; and

•	Do not provide tax gross-up payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Tax Code”) on severance and change in control pay for any executive officers.
II.    Named Executive Officers
As required by SEC rules, the following compensation discussion explains compensation decisions with respect to those executive officers who constitute our “Named Executive Officers” (“NEOs”) as determined under SEC rules. These rules provide that the NEOs are the principal executive officer, the principal financial officer, and the three most highly compensated executive officers other than the principal executive officer and the principal financial officer. For 2012, our NEOs were the following (titles are those at year end):

William J. McMorrow	Chairman and Chief Executive Officer
Justin Enbody (1)	Chief Financial Officer
Mary Ricks	President and CEO, Kennedy Wilson Europe
Matt Windisch	Executive Vice President
Barry S. Schlesinger	Chief Administrative Officer
Freeman A. Lyle (1)	Executive Vice President, KW Institutional Equity Group (Former Chief Financial Officer)
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(1) Effective as of April 9, 2012, Justin Enbody was named Chief Financial Officer of the Company and Freeman A. Lyle ceased to serve as the Company’s Chief Financial Officer.
III.    Executive Compensation Philosophy and Objectives
Our core compensation philosophy has been to pay our executive officers a competitive level of compensation that best reflects individual performance, overall responsibility to us, and our performance and the performance of our business units.
This philosophy was implemented for the NEOs through a combination of base salary, the opportunity to earn bonuses, long-term incentives and executive benefits. Our Compensation Committee determines the compensation of all of the NEOs. In this process it receives input as necessary and appropriate from Company management, including the Chief Executive Officer and the Chief Administrative Officer. The Compensation Committee has retained an independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook”) to advise it in connection with its responsibilities. The Compensation Committee believes that there was no conflict of interest between Cook and the Compensation Committee during 2012. In reaching this conclusion, the Compensation Committee considered the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended. During 2012, Cook provided advice to the Compensation Committee with respect to several executive compensation issues, including consulting with respect to long-term incentives and the structure of the annual bonus plan applicable to executive officers.

IV.	Elements of Compensation
With respect to the Company’s NEOs, the three primary elements of compensation are base salary, annual bonuses and long-term incentives. As discussed below, long-term incentives became a significant element of executive compensation for our NEOs beginning in 2009 in connection with Kennedy-Wilson, Inc.’s becoming a public company through its November 13, 2009 merger with Prospect Acquisition Corp. (which was then renamed Kennedy-Wilson Holdings, Inc.). Grants of restricted stock were issued to the NEOs in 2009 in connection with the merger and in 2010, 2011 and 2012 in order to further align the long-term goals of the NEOs with those of our stockholders, as described below. In addition, the compensation decisions in 2012 focused on base pay and bonuses for the NEOs. Reflecting the Compensation Committee’s view that the Company’s real estate activities and its manner of operations are not readily comparable to other companies of a similar size in the real estate industry, in determining the overall amounts of compensation to be awarded the NEOs and the relative portion of compensation to be divided between base pay, bonus, and long-term incentives, the Compensation Committee does not adhere to a specific formula or aim to set compensation at a specified level as compared to specific benchmarking or survey data. Thus, in 2012, the Compensation Committee set base pay levels based on the Compensation Committee’s conclusions as to what constituted appropriate levels of base pay taking into account the Compensation Committee’s conclusions as to competitive levels of base pay and a desire to set levels of base pay that were internally equitable. Similarly, as explained below, in 2012 bonus levels were set by first determining an appropriate overall bonus pool for Company employees and then allocating that pool among the NEOs in a manner that reflected their relative levels of contribution as determined by the Compensation Committee in its sole discretion.
A.    Base Salary
Base salary is set to attract and retain executive talent taking into consideration competitive market conditions with respect to comparable companies. Base salary is determined by the level of the position within the Company and the individual’s current and sustained performance results. Base salary for all NEOs, is set by the Compensation Committee, taking into account input as appropriate from the Chief Executive Officer.
In determining the appropriate level of base salary for NEOs, a number of considerations may be taken into account. Historically, the following are some of the most important factors that have been considered: the number of employees supervised by the officer; the effort expended by the officer in soliciting and bringing new business or capital investments to his or her business unit; the extent to which the officer’s business unit generated new business or new capital; the travel demands placed upon the officer; and the extent to which the officer engaged in investor relation activities. While these factors are critical to our success, many of them cannot be evaluated quantitatively, so a portion of the evaluations by the Compensation Committee are subjective.
Effective March 16, 2012, the Compensation Committee, based upon recommendation from the Chief Executive Officer, increased the base salaries for Mr. Enbody to $300,000 from $200,000 in connection with Mr. Enbody becoming the Chief Financial Officer of the Company, and for Mr. Windisch to $350,000 from $300,000 based on the increased responsibilities associated with Mr. Windisch’s position in the Company during 2012. The Chief Executive Officer did not recommend and the Compensation Committee did not consider any salary adjustments for the remaining NEOs. With respect to these NEOs, the Compensation Committee considered current base salaries to be competitive and determined that no other factors would have made salary modifications appropriate for 2012.
B.    Annual Bonus
Our Compensation Committee believes that annual bonuses should play a primary role in motivating executives to undertake efforts that provide increases in company value and that executive officers should be potentially eligible for bonuses that are a significant percentage of base pay and, in the case of the most senior officers, may be a multiple of base pay. The Compensation Committee believes that individual contributions and the financial performance of an NEO’s business unit should be a critical component of his or her bonus calculation and overall Company performance should be factored into the bonus methodology for all NEOs. For 2012, the Compensation Committee determined that overall company results would be used to determine the size of a bonus pool and the bonus pool would be allocated among all employees by taking into account their individual contributions and the success of their business units.
As the first step in implementing this concept, the Compensation Committee awarded performance units under our 2009 Equity Participation Plan in March 2012 to Messrs. McMorrow, Windisch and Schlesinger and Ms. Ricks, each of whom are subject to Section 162(m) of the Tax Code (performance units were not awarded to Mr. Lyle or Mr. Enbody because neither of them were subject to Section 162(m) for 2012). Section 162(m) generally limits the corporate compensation deduction for a covered employee to $1 million, with an exception for payments that are considered “performance-based” compensation as defined in Section 162(m). The performance units were structured to be “performance-based” compensation. The performance units awarded to Messrs. McMorrow, Windisch and Schlesinger and Ms. Ricks entitled them to a specified percentage of a bonus pool based on Company income. Specifically, the 2012 bonus pool was based on adjusted EBITDA, which was defined as GAAP net income or loss prior to subtraction of the bonus pool, but then adjusted by (1) adding back/subtracting income tax expense/benefit, (2) adding back charges for stock-based compensation, non-cash charges for depreciation and amortization, and interest expense (including the Company’s share of unconsolidated amounts), and (3) excluding extraordinary items.  The number of performance units awarded to Messrs. McMorrow, Windisch and Schlesinger and Ms. Ricks was determined by multiplying the 2012 bonus pool by a set percentage for the respective executive; provided that the Compensation Committee retained complete discretion to decrease the bonus awarded to each participant to such lesser number as it considered appropriate.
In March 2013, the Compensation Committee met to review Company performance, compute the final size of the bonus pool and determine bonuses for the NEOs and other corporate employees. In March 2012, it had been determined that the final 2012 bonus pool would be based on 15% of adjusted EBITDA, as discussed in the preceding paragraph, which adjusted EBITDA totaled $118,571,000 for 2012. The Compensation Committee then determined the portion of this pool to be paid the NEOs. In the case of Messrs. McMorrow, Windisch and Schlesinger and Ms. Ricks, each of whom were awarded performance units, the bonus amount payable pursuant to the original terms of the performance unit was reduced to be equal to the amount finally determined by the Compensation Committee in its sole discretion. In the case of Messrs. Enbody and Lyle, any bonus amount payable was determined entirely by the Compensation Committee in its sole discretion. In deciding upon the amount of bonuses to be paid each NEO, the Compensation Committee did not focus on one particular factor, but, consistent with the rationale for using an overall bonus pool, initially focused on overall Company performance and then evaluated each NEO’s contribution to that performance. In this regard, the Compensation Committee determined that 2012 was a very successful year for the Company. Particular factors that the Compensation Committee took into account in this regard with respect to 2012 performance were: the Company’s expansion of its international operations through strategic acquisition and investment activity; the Company’s strengthened balance sheet; the Company’s improved operating metrics; the Company’s success in 2012 in raising capital and its robust acquisition program; the significant expansion and high occupancy rates with respect to the Company’s multifamily platform; reductions in the cost of mortgage debt and successful access to debt financing; and significant expansion of the Company’s service businesses. Based on these factors and the Compensation Committee’s qualitative evaluation of the NEO’s contributions to these factors, as well as their individual performance and, where applicable, the performance of their business units, the Compensation Committee awarded the following bonuses: Mr. McMorrow—$4.25 million; Ms. Ricks— $3.25 million; Mr. Windisch— $1.0 million; Mr. Schlesinger—$850,000; Mr. Enbody— $750,000; and Mr. Lyle—$0.
C.    Bonus Arrangements for 2013
In March 2013, the Compensation Committee met to consider bonus arrangements for the NEOs for 2013. The Compensation Committee again determined that the overall maximum bonus payable to an NEO should be based upon overall Company financial performance, subject to the Compensation Committee’s complete discretion to make individual downward adjustments to the maximum bonus to reflect individual performance, performance of the executive’s bonus unit, and other appropriate factors. In order to implement this concept and to provide for bonuses that are intended to be deductible as performance-based compensation under section 162(m) of the Tax Code, certain executive officers were awarded performance units in March 2013, the value of which will be dependent on the overall Company adjusted EBITDA for 2013.
D.    Long-Term Incentive Compensation
Long-term incentives in the form of restricted stock were granted to the NEOs in 2009 upon the closing of the merger and in 2010, 2011 and 2012 in order to further align the long-term goals of the NEOs with those of our stockholders after considering analysis provided by Cook and the fact that certain NEOs had not received significant long-term incentive grants since 2009, 2010 or 2011, as applicable, as described below.
2009 Restricted Stock Grant. On November 13, 2009, Mr. McMorrow and Ms. Ricks were each granted 556,875 restricted shares, and Mr. Lyle, Mr. Schlesinger and Mr. Windisch were each granted 77,344 restricted shares. Under the terms of the restricted stock award agreements, the restricted shares are scheduled to vest in equal installments over a five year period from the date of grant if on each of the first, second, third, fourth and fifth anniversaries of the date of grant: (i) the total acquisition cost of assets owned or managed on behalf of third parties by the Company (Gross Assets Under Management) meets certain targets as of such vesting date and (ii) the grantee is an employee of the Company or its subsidiaries as of such vesting date. The agreements further provide that, if the grantee remains employed until a vesting date, but the Gross Assets Under Management target is not met, the shares shall nevertheless become vested if the Gross Assets Under Management target is met as of a subsequent vesting date. Also, the agreements further provide that the Gross Assets Under Management target may be increased and additional vesting requirements may be provided for annually in the Company’s sole discretion upon written notice to the grantee. The applicable vesting date and corresponding target Gross Assets Under Management for the five year period from the date of grant are summarized below. Based on the Company’s actual performance, the target Gross Assets Under Management as of November 13, 2010, 2011 and 2012 were achieved.

Vesting Date of Restricted Shares Granted as of November 13, 2009	Target Gross Assets Under Management
November 13, 2010	$3.00	billion
November 13, 2011	3.30	billion
November 13, 2012	3.63	billion
November 13, 2013	3.99	billion
November 13, 2014	4.39	billion

Notwithstanding the foregoing, if the engagement of a grantee who is an employee or consultant of the Company or its subsidiaries is terminated by the Company or its subsidiaries without Cause or by the grantee for “Good Reason”, the requirement that the grantee be engaged by the Company or its subsidiaries as of each vesting date shall no longer apply going forward, so that, assuming the target Gross Assets Under Management is met as of a particular vesting date, all restricted shares subject to vesting as of such vesting date shall thereupon become fully vested. In addition, in the event of a “Change of Control” as defined in the 2009 Equity Participation Plan, any unvested restricted shares of Common Stock that have not previously been forfeited will become vested, subject to certain limitations.
As used herein, “Good Reason” means the voluntary termination of the engagement of the grantee with the Company or its subsidiaries within 6 months of the Company or the Company’s subsidiaries: (1) instructing the grantee to provide services full-time or substantially full-time at any location not acceptable to the grantee (other than the Company’s main headquarters) that is more than 50 miles from the grantee’s principal place of work and more than 50 miles from the grantee’s principal residence; (2) eliminating or materially reducing the grantee’s duties with the Company or the Company’s subsidiaries or (3) materially reducing the grantee’s base pay (or base compensation). “Cause” has the meaning set forth in the grantee’s employment agreement or similar agreement with the Company or its subsidiaries, or if no such agreement exists, then “Cause” means the occurrence of any of the following events: (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the grantee’s duties, (C) involvement in a transaction which is materially adverse to the Company or its subsidiaries, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or its subsidiaries, or (G) material breach of any provision of the 2009 Equity Participation Plan or the restricted stock award agreement or any other written agreement between the grantee and the Company or its subsidiaries, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.
2010 and 2011 Restricted Stock Grants. In connection with Mr. Schlesinger becoming the Chief Administrative Officer of the Company in 2010 (in addition to him continuing to be primarily responsible for the portfolio management activities of the Commercial Investment Group), the Committee determined in March 2010 that a grant of 50,000 shares of restricted stock scheduled to vest in generally the same manner as described above for the restricted stock awards granted to the NEOs in 2009 was appropriate. In March 2010, Mr. Windisch was granted 15,000 shares of restricted stock scheduled to vest in generally the same manner as described above for the restricted stock awards granted to the NEOs in 2009 due to the increased responsibilities associated with his position in the Company. In January 2011, Mr. Enbody was granted 3,000 shares of restricted stock scheduled to vest in generally the same manner as described above for the restricted stock awards granted to the NEOs in 2009 due to the increased responsibilities associated with his previous position as Controller of the Company. In particular, under the terms of the restricted stock award agreements with Messrs. Schlesinger, Enbody and Windisch, the restricted shares are scheduled to vest in equal installments over a five year period from the date of grant if on each of the first, second, third, fourth and fifth anniversaries of the date of grant: (i) the Gross Assets Under Management target is met in the same manner as described above for the restricted stock awards granted to the NEOs in 2009 as of the November 13 immediately preceding such vesting date and (ii) the grantee is an employee of the Company or its subsidiaries as of such vesting date.
2012 Restricted Stock Grant. In January 2012, the Compensation Committee approved long-term incentive grants to the NEOs in the form of restricted stock awards under the Amended and Restated 2009 Equity Participation Plan, that were contingent on stockholder approval of the Amended and Restated 2009 Equity Participation Plan, in the following amounts that are scheduled to vest over five years: Mr. McMorrow—800,000 shares; Ms. Ricks— 650,000 shares; Mr. Schlesinger—290,000 shares; Mr. Windisch—225,000 shares; Mr. Enbody— 75,000 shares; and Mr. Lyle—25,000 shares. Our stockholders approved the Amended and Restated 2009 Equity Participation Plan on June 14, 2012. Under the terms of the restricted stock award agreements, the restricted shares are scheduled to vest according the following schedule:

•
10% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continues to provide services) as of January 26, 2013, and (ii) our Return on Equity (as defined below) equaling or exceeding the Performance Goal (as defined below) for our fiscal year ending December 31, 2012;

•
10% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continues to provide services) as of January 26, 2014, and (ii) our Return on Equity equaling or exceeding the Performance Goal for our fiscal year ending December 31, 2013;

•
10% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continues to provide services) as of January 26, 2015, and (ii) our Return on Equity equaling or exceeding the Performance Goal for our fiscal year ending December 31, 2014;

•
10% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continues to provide services) as of January 26, 2016, and (ii) our Return on Equity equaling or exceeding the Performance Goal for our fiscal year ending December 31, 2015; and

•
60% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continues to provide services) as of January 26, 2017, and (ii) our Return on Equity equaling or exceeding the Performance Goal for our fiscal year ending December 31, 2016.

Based on the Company’s actual performance, our Return on Equity exceeded the Performance Goal for our fiscal year ending December 31, 2012.
The award agreements further provide that, if the grantee remains employed until a vesting date, but the Performance Goal target is not met, the shares will nevertheless become vested if the Performance Goal target is met as of a subsequent vesting date; provided, that if any of the vesting requirements are not satisfied as of January 26, 2017, all unvested restricted shares will be immediately forfeited as of such date. In addition, the award agreements provide that the Performance Goal target for our fiscal year ending December 31, 2012 may be increased and additional vesting requirements may be provided for annually in the Compensation Committee’s sole discretion upon written notice to the grantee.
Notwithstanding the foregoing, if the employment of a grantee who is an employee or the status or engagement of a grantee who is a consultant of the Company or its subsidiaries is terminated by the Company or its subsidiaries without “Cause” or by the grantee for “Good Reason” (each as defined in the award agreement) (a “Qualifying Termination”), the Compensation Committee may, in its sole discretion, provide that the requirement that the grantee be employed by or rendering services to the Company or its subsidiaries as of each vesting date shall no longer apply going forward, so that, assuming the Performance Goal target is met as of a particular vesting date, all restricted shares subject to vesting as of such vesting date shall thereupon become fully vested; provided, however, that such vesting provision shall apply automatically upon a termination by reason of the grantee’s death or disability. If a Qualifying Termination occurs within 12 months after the occurrence of a “Change of Control” (as defined in the Amended and Restated 2009 Equity Participation Plan), any then unvested restricted shares will automatically become fully vested as of the date of such termination.
The award agreements provide the grantee with the right to receive any dividends declared on the Common Stock with respect to 50% of the restricted shares, consisting of the restricted shares that are scheduled to vest upon satisfaction of the applicable Performance Goal on each 26th day of January 2013, 2014, 2015, 2016 and 1/6th of the 60% of those scheduled to vest on January 26, 2017. Any dividends declared on the Common Stock with respect to the remaining 50% of the unvested restricted shares that are subject to vesting upon satisfaction of the applicable Performance Goal on January 26, 2017 will not be paid to the grantee on a current basis, but will accumulate and be paid to the grantee on such date (if any), and only to the extent, that the underlying restricted shares vest.

For purposes of the award agreements:

•	“Cause” and “Good Reason” have the same meanings as set forth in the restricted stock award agreements for the 2009 Restricted Stock Grant as described above.

•
“Performance Goal” means (i) for our fiscal year ending December 31, 2012, the average of (A) ten percent (10%) and (B) the percentage equal to the yield on the ten-year (10)-year U.S. Treasury Note plus a risk premium of 500 basis points; and (ii) for each of our fiscal years ending December 31, 2013, December 31, 2014, December 31, 2015 and December 31, 2016, eight percent (8%).

•
“Return on Equity” means the ratio of Adjusted EBITDA (as defined in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission) to tangible book equity (calculated as shareholders’ equity less goodwill in accordance with generally accepted accounting principles) for the applicable Company’s fiscal year ending December 31.

In deciding to grant long-term incentive awards to the NEOs in 2012, the Compensation Committee sought to align the long-term goals of the NEOs with those of our stockholders, increase stockholder value by rewarding return on equity and connecting wealth accumulation to performance, and provide a strong incentive for the NEOs (who are considered critical to the success of the Company) to remain employed throughout the five-year vesting period. The Compensation Committee also considered that the NEOs had not received significant long-term incentive grants since 2009 in connection with the merger. During this process, the Compensation Committee consulted with Cook which provided compensation data to the Compensation Committee with respect to a peer group that the Compensation Committee considered in designing the long-term incentive awards, consisting of the following eight real estate and financial services companies: Cowen Group, Inc., Douglas Emmett Inc., Fortress Investment Group LLC, JMP Group Inc., Jones Lang LaSalle Incorporated, KBW Inc., Northstar Realty Finance Corp. and Piper Jaffray Companies. The Compensation Committee believes that the Company’s business model is different from most other public companies in the real estate area which has led to the selection of a peer group that is a less close fit (in terms of business model and size) than is typical. While the Compensation Committee considered the peer group in establishing the long-term incentive awards for 2012, the Compensation Committee did not aim to set compensation at a specified level as compared to the companies in the peer group. The Compensation Committee concluded that the restricted stock grants to the NEOs in 2012 were appropriately sized, contained a performance metric that aligned the interests of stockholders and management, required a challenging level of performance, and contained a vesting schedule that promotes retention of the NEOs and creates incentive for them to continue to contribute to stockholder value over the long term.
The Performance Goals set forth above, reflect the action of the Compensation Committee on January 15, 2013, when the Compensation Committee approved an amendment to the award agreements governing the 2012 restricted stock grants to reflect certain tax and accounting considerations. Previously, the Performance Goal for each of our fiscal years ending December 31, 2013, December 31, 2014, December 31, 2015 and December 31, 2016 had been the average of (A) ten percent (10%) and (B) the percentage equal to the yield on the ten (10)-year U.S. Treasury Note plus a risk premium of 500 basis points.
E.    Other Executive Benefits
NEOs are entitled to employee benefits generally available to all full time employees (subject to fulfilling any minimum service period). These employee benefits include, among other things, vacation and health and welfare benefits generally available to all employees. We believe these benefits are generally competitive with those offered by similar companies in the markets in which we operate.
The Company’s employees, including the NEOs participate in a tax-qualified 401(k) plan, pursuant to which the Company may match a certain portion of employee contributions. The Company may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $1,500 for any participant.
The Chief Executive Officer receives certain additional benefits, which include an annual car allowance of $18,000 and the use of certain club memberships that are maintained by the Company for business purposes only. Further details regarding these benefits are contained in the summary compensation table and accompanying footnotes. These benefits are provided because the Compensation Committee has concluded that they are generally competitive with those provided to comparable executives or provide benefits to the Company which are appropriate in light of their cost.

F.	Employment Agreements
During 2012, the Company was a party to employment agreements with certain NEOs. Additional information regarding the employment agreements of the NEOs may be found under the subheadings below “Termination and Change in Control Benefits.”

Mr. McMorrow. As amended effective February 1, 2009, the employment agreement in effect with Mr. McMorrow provides for base salary of $950,000, a bonus at the sole discretion of the Compensation Committee, and insurance coverages and other benefits generally available to officers. In addition, Mr. McMorrow’s employment agreement provides for entrance fees and monthly dues for two country clubs, including one in the U.S. and one in Japan which were for business use only in 2012. The term of Mr. McMorrow’s employment agreement extends through December 31, 2019. In 2009, Mr. McMorrow received a $2.0 million signing bonus in connection with the execution of this agreement. In connection with the merger, Mr. McMorrow’s employment agreement was amended to provide for cash payments on October 15, 2009, April 1, 2010, and January 1, 2011 ( last payment of $4.25 million was subsequently voluntarily waived). The amendment also provided for a note forgiveness that occurred in 2009 and for the grant of 556,875 shares of restricted stock in 2009 upon the terms and conditions described above.
Ms. Ricks. Ms. Ricks entered into an employment agreement with Kennedy-Wilson, Inc. effective February 1, 2009. The term of Ms. Ricks’ employment agreement extends through January 31, 2014. Ms. Ricks’ annual base salary pursuant to the employment agreement, as adjusted, is currently $750,000. In addition, the employment agreement provides for a bonus at the sole discretion of the Compensation Committee, and other benefits generally available to its employees. Ms. Ricks received a $1.0 million signing bonus in connection with the execution of this agreement. In connection with the merger, Ms. Ricks’ employment agreement was amended to provide for cash payments on October 15, 2009, April 1, 2010 and January 1, 2011 (the last payment of $1.0 million was subsequently voluntarily waived). The amendment further provided for the grant of 556,875 shares of restricted stock in 2009 upon the terms and conditions described above.
On June 28, 2012, Ms. Ricks entered into a letter of understanding with Kennedy Wilson UK Limited, as amended effective August 1, 2012, which provides for a short-term employment assignment located in London for approximately a one year period commencing on March 1, 2012. Pursuant to the letter of understanding, Ms. Ricks’ annual base salary will remain at $750,000 and Ms. Ricks will be entitled to an annual reimbursement for UK housing expenses, a monthly reimbursement of $10,000 for US property management expenses, an annual cost of living allowance of £50,000, and tax equalization.

V.	2011 Advisory Vote on the Compensation of Named Executive Officers
In June 2011, we provided stockholders an advisory vote to approve the compensation of our named executive officers (the say-on-pay proposal). At our 2011 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers, with over 95% of the votes cast in favor of the say-on-pay proposal. The Compensation Committee believes this affirms the stockholders’ support of our approach to executive compensation, and did not change its approach in 2012. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers. In addition, when determining how often to hold future say-on-pay proposals to approve the compensation of our named executive officers, the Board took into account the strong preference for a triennial vote expressed by our stockholders at our 2011 Annual Meeting, with over 71% of the votes cast in favor of a triennial vote. Accordingly, the Board determined that we will hold a say-on-pay proposal to approve the compensation of our named executive officers every three years.

VI.	Tax and Accounting Considerations
As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.
A.    Tax Code Section 162(m)
Section 162(m) of the Tax Code limits the deductibility of compensation paid to certain of our executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 paid to our named executive officers (other than our chief financial officer who is not subject to Section 162(m)) during any fiscal year generally must be “performance-based” compensation as determined under Section 162(m). Compensation generally qualifies as performance-based if, among other requirements, it is payable only upon the attainment of pre-established, objective performance goals based on performance criteria that have been approved by our stockholders, and the committee of our Board that establishes and certifies the attainment of such goals consists only of “outside directors.” All members of our Compensation Committee qualify as outside directors.
The Compensation Committee takes into account Section 162(m) in establishing compensation of our executive officers to preserve deductibility to the greatest extent possible. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers competitively and in a manner commensurate with performance. In addition, the Compensation Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit when the Compensation Committee believes that such compensation is appropriate, consistent with the Compensation Committee’s philosophy and in our and our stockholders’ best interests.
B.    ASC Topic 718
Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.
Compensation Committee Report
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by:	Norman Creighton, Chairman
Cathy Hendrickson
David Minella
Members of the
Compensation
Committee
Notwithstanding anything to the contrary set forth in any Company filings under the Securities Act or the Exchange Act that incorporate other filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee was established on November 13, 2009 and consists of Norman Creighton (Chairman), Cathy Hendrickson and David Minella. Mr. Minella served as predecessor’s Chief Executive Officer and Chairman of Prospect Acquisition Corp. prior to the consummation of the merger between its wholly owned subsidiary and Kennedy-Wilson, Inc. on November 13, 2009. No other member of the Compensation Committee is (or ever was) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.
Compensation Policies and Practices As They Relate to the Company’s Risk Management
In connection with the implementation of its compensation philosophy, the Compensation Committee periodically evaluates the Company’s compensation practices in order to determine if the risks arising from such practices are reasonably likely to have a material adverse impact on the Company. The Compensation Committee conducted such an evaluation in 2012 and concluded that the practices were not reasonably likely to have such an impact. In reaching this conclusion, the Compensation Committee considered the structure of the Company’s short and long-term incentive compensation plans (both of which are described below) and noted, among other factors, the fact that restricted stock grants to senior executives tie a significant portion of compensation to the long-term success of the Company, and that the annual bonus plan is not mechanical in nature because, after the Compensation Committee has determined the overall size of any bonus pool, the portion of such pool allocated to an employee is based on both a quantitative and qualitative evaluation of that employee’s achievements in the sole discretion of the Compensation Committee. The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

2012 Executive Compensation Information
2012 SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid to or earned by each of our NEOs for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary	Bonus	Stocks Awards		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
William J. McMorrow	2012	$950,000	$—	$10,688,000	(1)	$4,250,000		$19,500	(2)	$15,907,500
Chairman and Chief	2011	950,000	—	—		3,740,000		19,500	(2)	4,709,500
Executive Officer	2010	950,000	—	—		4,925,000	(3)	19,500	(2)	5,894,500

Justin Enbody (4)	2012	277,000	750,000	1,002,000	(1)	—		1,500	(5)	2,030,500
Chief Financial Officer

Mary Ricks	2012	750,000	—	8,684,000	(1)	3,250,000		460,035	(6)	13,144,035
President and CEO,	2011	750,000	—	—		2,740,000		—		3,490,000
Kennedy Wilson Europe	2010	690,625	—	—		3,000,000	(7)	—		3,690,625

Barry S. Schlesinger	2012	600,000	—	3,874,400	(1)	850,000		—		5,324,400
Chief Administrative	2011	615,024	—	—		840,000		—		1,455,024
Officer	2010	615,024	—	507,500		850,000		—		1,972,524

Matt Windisch (8)	2012	340,000	—	3,006,000	(1)	1,000,000		1,500	(5)	4,347,500
Executive Vice President

Freeman A. Lyle (9)	2012	450,000	—	334,000	(1)	—		1,500	(5)	785,500
Executive Vice President,	2011	450,000	125,000	—		—		1,500	(5)	576,500
KW Institutional Equity Group and Former Chief Financial Officer	2010	450,000	125,000	—		—		1,500	(5)	576,500
—————

(1)
The amounts in these columns reflect the aggregate grant date fair value of each restricted stock award computed in accordance with ASC Topic 718. Information regarding the valuation assumptions used in the calculations are included in Note 18 to the Company’s financial statements for the fiscal year ended December 31, 2012 contained in the Company’s Annual Report on Form 10-K.

The restricted stock awards granted during 2012 vest over a five year period from the date of grant with respect to (i) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2012 fiscal year being met and the executive being employed as of January 26, 2013, (ii) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2013 fiscal year being met and the executive being employed as of January 26, 2014, (iii) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2014 fiscal year being met and the executive being employed as of January 26, 2015, (iv) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2015 fiscal year being met and the executive being employed as of January 26, 2016, and (v) 60% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2016 fiscal year being met and the executive being employed as of January 26, 2017. Based on the Company’s actual performance for the fiscal year ended 2012, our Return on Equity exceeded the target for such year and 10% of the shares subject to the award became vested on January 26, 2013. The actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award. Thus, there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown. For additional information on the awards, see “Grant of Plan-Based Awards Table” and “Compensation Discussion and Analysis—Elements of Compensation— Long-Term Incentive Compensation— 2012 Restricted Stock Grant”.

(2)
Includes $18,000 in car allowance payments for 2012, 2011 and 2010; and $1,500 in Company contributions to Mr. McMorrow’s account in the Company’s tax qualified 401(k) savings plan for 2012, 2011 and 2010. Kennedy-Wilson maintains two corporate club memberships, one in the U.S. and one in Japan, that are made available to the Chief Executive Officer. Since all use during 2010, 2011 and 2012 was business use, no amount is recorded as “All Other Compensation” with respect to these memberships.

(3)	Consists of $2.45 million for merger-related long-term cash incentive and $2.5 million in performance unit bonus.

(4)	Mr. Enbody was promoted to Chief Financial Officer effective as of April 9, 2012. He was not a named executive officer of the Company for 2011 or 2010.

(5)	Includes $1,500 in Company contributions to the executive’s account in the Company’s tax qualified 401(k) savings plan for 2012, 2011 and 2010.

(6)
Consists of payments provided in connection with Ms. Ricks’ overseas assignment, including $66,397 in cost-of-living payments, $101,034 for management of US property, and $292,604 for reimbursement of UK occupancy expenses.

(7)	Consists of $1.0 million for merger-related long-term cash incentive and $2.0 million in performance unit bonus.

(8)	Mr. Windisch was not a named executive officer of the Company for 2011 or 2010.

(9)
Mr. Freeman ceased to serve as the Company’s Chief Financial Officer and was promoted to Executive Vice President, KW Institutional Equity Group effective as of April 9, 2012. He previously served as the Company’s Chief Financial Officer since 1996.

GRANTS OF PLAN BASED AWARDS
The following table provides information about plan based awards granted to our NEOs for 2012.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimate Future Payouts Under Equity Incentive Plan Award s(2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Fair Value of Stock Awards ($)(3)
William J. McMorrow	1/26/12	—	—	$10,000,000	—	—	—	—
	6/14/12					800,000		$10,688,000
Justin Enbody	6/14/12					75,000		$1,002,000
Mary Ricks	1/26/12	—	—	$10,000,000	—	—	—	—
	6/14/12					650,000		$8,684,000
Barry S. Schlesinger	1/26/12	—	—	$10,000,000	—	—	—	—
	6/14/12					290,000		$3,874,400
Matt Windisch	1/26/12	—	—	$10,000,000	—	—	—	—
	6/14/12					225,000		$3,006,000
Freeman Lyle	6/14/12					25,000		$334,000
—————

(1)
The amounts in column (e) reflect the maximum amount payable with respect to performance units awarded under the Company’s annual bonus plan for 2012. Our Compensation Committee retained and exercised negative discretion to award less than this amount even if the performance goals were met. Actual amounts paid to each participating named executive officer for 2012 are set forth in column “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a more complete description of the Company’s annual bonus plan, including how actual payouts are determined, see “Compensation Discussion and Analysis—Elements of Compensation— Annual Bonus”.

(2)
The amounts in column (g) reflect the potential shares that may be earned in the event that the specified Return on Equity target is achieved. There is no threshold or maximum level under the award. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis—Elements of Compensation— Long-Term Incentive Compensation— 2012 Restricted Stock Grant”.

(3)	This column shows the full grant date fair value of restricted stock awards under FASB ASC Topic 718 granted to the named executive officers during 2012.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END
The following table sets forth outstanding equity awards held by our NEOs at December 31, 2012.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William J. McMorrow	—	$—	1,022,750	$14,298,045
Justin Enbody	—	—	77,400	1,082,052
Mary Ricks	—	—	872,750	12,201,045
Barry S. Schlesinger	—	—	350,937	4,906,099
Matt Windisch	—	—	264,937	3,703,819
Freeman A. Lyle	—	—	55,937	781,999
—————

(1)
Represents restricted stock awards granted to the NEOs in 2009, 2010, 2011 and 2012 which vest based on achievement of specified performance criteria. The 2009 awards vest in equal installments over a five year period from the date of grant if on each of the first, second, third, fourth and fifth anniversaries of the date of grant: (i) the Gross Assets Under Management target is met as of such vesting date and (ii) the grantee is employed as of such vesting date. Also includes awards granted to Messrs. Schlesinger and Windisch in 2010 and to Mr. Enbody in 2011 which vest in generally the same manner for the 2009 restricted stock grants as described in the preceding sentence. The 2012 awards vest over a five year period from the date of grant with respect to (i) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2012 fiscal year being met and the grantee being employed as of January 26, 2013, (ii) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2013 fiscal year being met and the grantee being employed as of January 26, 2014, (iii) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2014 fiscal year being met and the grantee being employed as of January 26, 2015, (iv) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2015 fiscal year being met and the grantee being employed as of January 26, 2016, and (v) 60% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2016 fiscal year being met and the grantee being employed as of January 26, 2017. For a more complete description of the restricted stock held by our NEOs on December 31, 2012, see “Compensation Discussion and Analysis— Elements of Compensation—Long-Term Incentive Compensation”.

(2)	Value is based on the closing price of our Common Stock of $13.98 on December 31, 2012, as reported on the NYSE.

OPTION EXERCISES AND STOCK VESTED
The following table set forth the restricted stock awards held by our NEOs that vested during the fiscal year ended December 31, 2012, and the value realized by the NEOs on vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William J. McMorrow	—	$—	111,375	$1,383,278
Justin Enbody	—	—	600	8,388
Mary Ricks	—	—	111,375	1,383,278
Barry S. Schlesinger	—	—	25,469	331,925
Matt Windisch	—	—	18,469	234,065
Freeman A. Lyle	—	—	15,469	192,125
—————

(1)	Value realized on vesting of restricted stock awards is based on the closing price of our Common Stock on the vesting date.

TERMINATION AND CHANGE IN CONTROL BENEFITS
This section quantifies the additional amounts that would be payable to the NEOs in the event of their termination or a change in control as of December 31, 2012. For this purpose, the closing stock price of $13.98 on that date has been used.
Restricted Stock Awards
2009, 2010 and 2011 Restricted Stock Grants. The restricted stock award agreements underlying the 2009, 2010 and 2011 restricted stock grants to the NEOs provide that, in the event of a “Change of Control” (as defined in the 2009 Equity Participation Plan), the restricted shares become immediately vested. In addition, if a grantee’s employment is terminated either by the Company or its subsidiaries without “Cause” or by the grantee for “Good Reason,” (each as defined in the restricted stock award agreement), the continued employment requirement with respect to the restricted shares is waived, but the Gross Assets Under Management target must continue to be satisfied so that, assuming the Gross Assets Under Management target is met as of a particular vesting date, all restricted shares subject to vesting as of such vesting date shall thereupon become fully vested.
2012 Restricted Stock Grant. The restricted stock award agreements underlying the 2012 restricted stock grants to the NEOs provide that, if a grantee incurs a Qualifying Termination (a termination of employment either by the Company or its subsidiaries without “Cause” or by the grantee for “Good Reason” (each as defined in the restricted stock award agreement)), the Compensation Committee may, in its sole discretion, provide that the continued employment requirement with respect to the restricted shares is waived, but the Return on Equity target must continue to be satisfied so that, assuming the Return on Equity target is met as of a particular vesting date, all restricted shares subject to vesting as of such vesting date shall thereupon become fully vested; provided, that such vesting provision shall apply automatically upon a termination by reason of the grantee’s death or disability. If a Qualifying Termination occurs within 12 months after the occurrence of a “Change of Control” (as defined in the Amended and Restated 2009 Equity Participation Plan), any then unvested restricted shares will automatically become fully vested as of the date of such termination.
Mr. McMorrow
Mr. McMorrow’s employment agreement provides that, in the event his employment with the Company is terminated: (i) by the Company without “Cause” (as defined below); (ii) due to death or disability; or (iii) by Mr. McMorrow due to a “constructive termination” by the Company (as described below), he will receive basic salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remaining term of the agreement.
Mr. McMorrow’s employment agreement provides that a “constructive termination” by the Company is deemed to occur if the Company (i) instructs Mr. McMorrow to work full-time or substantially full-time at any location not acceptable to him (other than the Company’s main headquarters) that is more than 50 miles from his then principal place of work and more than 50 miles from his then principal residence, or (ii) eliminates or materially reduces his duties as CEO/Chairman, provided that, (A) Mr. McMorrow provides written notice to the Company of s action within 90 days thereof, (B) the Company fails to cure such action within 30 days of receipt of such notice, and (C) Mr. McMorrow’s resignation occurs within one year of such action.
Ms. Ricks
Ms. Ricks’ employment agreement provides that, in the event her employment with the Company is terminated (i) by the Company without “Cause” (as defined below), or (ii) by Ms. Ricks due to a “constructive termination” by the Company (as described below), she will be entitled to base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of her agreement.
Ms. Ricks’ employment agreement provides that a “constructive termination” by the Company is deemed to occur if the Company (i) instructs Ms. Ricks to work full-time or substantially full-time at any location not acceptable to her (other than the Company’s main headquarters) that is more than 50 miles from her then principal place of work and more than 50 miles from her then principal residence, or (ii) eliminates or materially reduces her duties as a senior executive level manager and supervisor of projects, personnel and budgets, provided that, (A) Ms. Ricks provides written notice to the Company of such action within 90 days thereof, (B) the Company fails to cure such action with 30 days of receipt of such notice, and (C) Ms. Ricks’ resignation occurs within one year of such action.
For purposes of the employment agreements with each of Mr. McMorrow and Ms. Ricks, “Cause” means the occurrence of any of the following events: (i) the breach of any material provision of the employment agreement; (ii) persistent misconduct, neglect or negligence in the performance of the executive’s duties and obligations as set forth in the employment agreement; (iii) disloyal, dishonest or illegal conduct or moral turpitude of the executive; (iv) such material carelessness or inefficiency in the performance of the executive’s duties such that the executive, in the reasonable discretion of the Company, is deemed unfit to continue in the service of Company; or (v) the material and persistent failure of the executive to comply with the policies or directives of the Company and/or failure to take direction from Company management.
The table below sets forth estimated payments with respect to Mr. McMorrow and Ms. Ricks upon the termination of employment with the Company under various circumstances and upon a change in control. The amounts in the table assume that, in the case of accelerated vesting with respect to the restricted stock granted these individuals and the cash performance awards granted Mr. McMorrow and Ms. Ricks, any applicable performance contingencies will be subsequently satisfied.

	Without Cause or For Good Reason (without CIC)	Death / Disability	CIC Only (No Termination)	Without Cause or For Good Reason In Connection With CIC
William McMorrow
Cash Severance	$6,650,000	$6,650,000	$—	$6,650,000
Equity Award Acceleration	14,298,045	—	3,114,045	14,298,045
Continued Benefits	151,200	151,200	—	151,200
280G Cutback (1)	N/A	N/A	—	(2,686,112)
Total	$21,099,245	$6,801,200	$3,114,045	$18,413,133
Mary Ricks
Cash Severance	$812,500	$—	$—	$812,500
Equity Award Acceleration	12,201,045	—	3,114,045	12,201,045
Continued Benefits	3,900	—	—	3,900
280G Cutback(1)	N/A	N/A	—	(4,869,922)
Total	$13,017,445	$—	$3,114,045	$8,147,523
—————

(1)
The employment agreements with Mr. McMorrow and Ms. Ricks provide that, in the event that any severance or change in control payments or benefits would subject the executive to the excise tax imposed by Section 4999 of the Tax Code, then such payments or benefit under will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the executive will exceed the net after-tax benefit received by such executive if no such reduction was made. This row reflects any necessary cutbacks in benefits.

Messrs. Enbody, Windisch, Schlesinger and Lyle
As of December 31, 2012, none of Messrs. Enbody, Windisch, Schlesinger or Lyle was subject to an employment agreement. Accordingly, upon a qualifying termination of employment or change in control as of December 31, 2012, (i) Mr. Enbody would be entitled to $1,082,052, the value attributable to the accelerated vesting of the remaining 77,400 restricted shares that have been issued to him; (ii) Mr. Schlesinger would be entitled to $4,906,099, the value attributable to the accelerated vesting of the remaining 350,937 restricted shares that have been issued to him; (iii) Mr. Windisch would be entitled to $3,703,819, the value attributable to the accelerated vesting of the remaining 264,937 restricted shares that have been issued to him; and (iv) Mr. Lyle would be entitled to $781,999, the value attributable to the accelerated vesting of the remaining 55,937 restricted shares that have been issued to him. The acceleration of the vesting of the restricted stock grants occurs under the circumstances and subject to the conditions set forth in the paragraph of this section entitled “Restricted Stock Awards.”

Director Compensation
Each non-employee director received a fee of $25,000 per year, $1,000 for each Board of Directors meeting attended and $500 for each committee meeting attended. The following table provides compensation information for the fiscal year ended December 31, 2012 for each non-employee member of our Board of Directors:

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Norman Creighton	$43,500	$334,000	$—	$—	$377,500
Cathy Hendrickson	39,500	334,000	—	—	373,500
David Minella	39,500	334,000	—	—	373,500
Jerry Solomon	35,000	334,000	—	—	369,000
Stanley Zax	35,500	334,000	—	—	369,500
—————
(1) Mr. McMorrow is not included in this table because he is an employee. The compensation received by Mr. McMorrow as an employee is shown in the Summary Compensation Table above.
2012 Restricted Stock Grant. In January 2012, The Board approved a grant of 25,000 shares of restricted stock to each of Messrs. Minella, Solomon, Creighton, and Zax and Ms. Hendrickson under the Amended and Restated 2009 Equity Participation Plan. The grants were effective on June 14, 2012 when our stockholders approved the Amended and Restated 2009 Equity Participation Plan. Subject to the director’s continued service, 20% of the restricted shares will vest on each of January 26, 2013, January 26, 2014, January 26, 2015 , January 26, 2016 and January 26, 2017. Notwithstanding the foregoing, if either a “change in control” (as defined in the Amended and Restated 2009 Equity Participation Plan) occurs, or the grantee ceases to be a director by reason of death or disability, in any such event, all of the restricted shares will automatically become fully vested as of the date of such occurrence or cessation, respectively.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT PUBLIC ACCOUNTANTS
On December 15, 2009, the Company retained KPMG LLP”(KPMG”) as its independent registered public accounting firm and KPMG has audited our consolidated financial statements for the years ended December 31, 2009, 2010, 2011 and 2012.
The Audit Committee has selected KPMG as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Stockholder ratification of the selection of KPMG as the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The Company has entered into an engagement agreement with KPMG, which agreement sets forth the terms by which KPMG will perform audit services for the Company.
Fees of Independent Auditor
Audit Fees
The following sets forth fees billed for the audit and other services provided by KPMG for fiscal years 2011 and 2012:

Fee Category	Fiscal 2011 Fees	Fiscal 2012 Fees
Audit fees (1)	$1,713,000	$1,840,000
Audit-related fees (2)	161,000	156,000
Tax fees (3)	83,000	277,000
All other fees (4)	—	—
	$1,957,000	$2,273,000
—————

(1)
Audit fees consist of fees for the audit of our year end financial statements included on our Form 10-K and for the review of the interim financial statement included in our Quarterly Report on Form 10-Q, and statutory audits. In addition, audit fees include those fees related to KPMG’s audit of the effectiveness of our internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act, audits of significant acquirees under Rule 3-14, the review of SEC registration statements and other filings, and the issuance of comfort letters and consents.

(2)
Audit-related fees for 2011 and 2012 consist of accounting consultations related to U.S. Generally Accepted Accounting Principles, or GAAP, the application of GAAP to proposed transactions and other audit or attest services.

(3)
Tax fees consist of fees for professional services for tax compliance, tax advice and/or tax planning for Kennedy-Wilson Holdings, Inc. The amount previously disclosed in 2011 for tax services included $477,000 of services provided to unconsolidated affiliates of Kennedy-Wilson Holdings, Inc.

(4)	All other fees consist of fees for products and services provided by KPMG other than audit fees, audit related fees or tax fees.

Audit Committee’s Pre-Approval Policy
The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All services described under the caption Fees of Independent Accountants were pre-approved.
REQUIRED VOTE
Ratification of the appointment of KPMG as the independent public accountant of the Company requires affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting, provided a quorum exists.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.
STOCKHOLDER PROPOSALS
Under Rule 14a-8 of the Exchange Act, a stockholder who wishes to make a proposal for inclusion in the Company’s proxy statement and form of proxy for our Annual Meeting of Stockholders that will be held in 2014 must submit such proposal to the Company no later than December 31, 2013; provided, however, that in the event the 2014 Annual Meeting is held more than 30 days prior to or after June 20, 2014, then the deadline to submit the proposal is a reasonable time before the Company begins to print and send its proxy materials.
In order for a stockholder to submit its own proposal to be considered at the 2014 Annual Meeting, such stockholder must submit the proposal to the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the meeting; provided, however, that in the event that less than 90 days notice or prior public disclosure of the date of the 2014 Annual Meeting is given or made to the stockholders, then the deadline to submit the proposal will be no later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.
In order to be valid, a stockholder’s proposal must set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder.
GENERAL
Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this proxy statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other information with the SEC. For further information regarding us, we refer you to such reports and information which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.
The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is www.sec.gov.
Our corporate website is www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement.
STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 30, 2013. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.
By Order of the Board of Directors
/s/ WILLIAM MCMORROW
Name: William McMorrow
Chairman of the Board of Directors
April 30, 2013

KENNEDY-WILSON HOLDINGS, INC.
9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints William McMorrow and Justin Enbody, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of Common Stock of Kennedy-Wilson Holdings, Inc. (the “Company”) held of record by the undersigned on April 29, 2013 at the Annual Meeting of Stockholders to be held at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California on June 20, 2013 at 9:00 a.m. or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.
The Board recommends a vote FOR each of the proposals. If any other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the judgment of the proxy holder(s).
To obtain directions to attend the Annual Meeting and vote in person, please contact Christina Cha at (310) 887-6294.
Important Notice Regarding the Availability of Proxy Materials
for the Stockholders Meeting to Be Held on June 20, 2013
Our Annual Report to Stockholders and the Proxy Statement
Are Available at www.kennedywilson.com/investor-relations.
(Continued and To Be Signed on the Reverse Side.)

ANNUAL MEETING OF STOCKHOLDERS OF
KENNEDY-WILSON HOLDINGS, INC.
June 20, 2013
Please sign, date and mail
your proxy card in the envelope provided as soon as possible.
*Please detach along perforated line and mail in the envelope provided*
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, AND “FOR” PROPOSAL NO. 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. ELECTION OF DIRECTORS		2. PROPOSAL NO. 2
		KPMG LLP as the Independent Registered Public Accounting Firm	For ☐	Against ☐	Abstain ☐
FOR ALL NOMINEES	Nominees: ☐ Cathy Hendrickson ☐ Stanley R. Zax
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (see instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
Signature of Stockholder:     Date:     Signature of Stockholder:     Date:

NOTE:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving the full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.